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                                                                    Exhibit 12.2

    STATEMENT SETTING FORTH COMPUTATIONS OF RATIOS OF EARNINGS TO COMBINED
            FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                            (Dollars In Thousands)


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
                                                   12 Months Ended
                                                       June 30,                           Year Ended December 31
                                                 --------------------    --------------------------------------------------------
                                                   1997        1996        1996        1995        1994        1993        1992
                                                 --------    --------    --------    --------    --------    --------    --------
EARNINGS AVAILABLE FOR COMBINED FIXED CHARGES
AND PREFERRED DIVIDEND REQUIREMENTS
Pre-tax Income:
  Income from continuing operations per
    statement of income......................    149,487     135,006     167,351     128,382      79,312     163,812     153,942
  Federal income taxes.......................     54,315      94,787     107,747      91,519      74,816      93,702      76,114
  Federal income taxes charged to
    other income - net.......................      9,785     (11,933)     (1,608)    (12,068)     22,687        (418)     (1,781)
                                                 -------     -------     -------     -------     -------     -------     -------
          Subtotal...........................    213,587     217,860     273,490     207,833     176,815     257,096     228,275

  Capitalized interest.......................       (540)       (930)       (600)       (660)       (400)       (791)     (1,205)
  Undistributed (earnings) or losses of
    less-than-fifty-percent-owned entities...     (1,106)     26,046         460       8,325         743          --        (567)
                                                 -------     -------     -------     -------     -------     -------     -------
          Total..............................    211,941     242,976     273,350     215,498     177,158     256,305     226,503

Fixed Charges:
  Interest expense...........................    122,729     125,126     122,635     131,346     126,555     120,962     131,029
  Other interest.............................        540         930         600         660         400         791       1,205
  Portion of rentals representative of the
    interest factor..........................      3,855       4,500       4,187       5,150       5,555       5,570       5,991
                                                 -------     -------     -------     -------     -------     -------     -------
          Total..............................    127,124     130,556     127,422     137,156     132,510     127,323     138,225


Earnings Available for combined Fixed Charges
  and Preferred Dividend requirements........    339,065     373,532     400,772     352,654     309,668     383,628     364,728
                                                 =======     =======     =======     =======     =======     =======     =======

COMBINED FIXED CHARGES AND PREFERRED
DIVIDEND REQUIREMENTS
  Fixed charges above........................    127,124     130,556     127,422     137,156     132,510     127,323     138,225
  Preferred dividend requirements below......     31,618      35,795      36,249      36,674      45,441      29,904      24,476
                                                 -------     -------     -------     -------     -------     -------     -------
          Total..............................    158,742     166,351     163,671     173,830     177,951     157,227     162,701
                                                 =======     =======     =======     =======     =======     =======     =======
Ratio of earnings to combined fixed charges
  and preferred dividend requirements........       2.14        2.25        2.45        2.03        1.74        2.44        2.24

COMPUTATION OF PREFERRED DIVIDEND REQUIREMENTS
  (a) Pre-tax income.........................    213,587     217,860     273,490     207,833     176,815     257,096     228,275
  (b) Income from continuing operations......    149,487     135,006     167,351     128,382      79,312     163,812     153,942
  (c) Ratio of (a) to (b)....................     1.4288      1.6137      1.6342      1.6189      2.2294      1.5695      1.4829
  (d) Preferred dividends....................     22,129      22,182      22,181      22,654      20,383      19,054      16,506
  Preferred dividend requirements
    [(d) multiplied by (c)]..................     31,618      35,795      36,249      36,674      45,441      29,904      24,476
                                                 =======     =======     =======     =======     =======     =======     =======
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